UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTERLINK ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2008

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Interlink Electronics, Inc. to be held on June 24, 2008 at 2:00 p.m., Pacific Time, at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045. Your attendance will provide you an opportunity to hear management’s report on operations and meet with directors and representatives of the Company.

Your vote is very important. The Secretary’s Notice of Meeting and Proxy Statement attached to this letter discuss the matters on which action will be taken at the Stockholders’ Meeting. Whether or not you attend the Annual Meeting in person, it is important that your views are represented at the meeting. You can assure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, or by voting by telephone or via the Internet where available. We have enclosed a postage-paid, pre-addressed envelope to make it convenient for you to vote your shares.

On behalf of the directors and employees of Interlink Electronics, Inc., we value and appreciate your continued support.

Best regards,

/s/ JOHN A. BUCKETT, II
John A. Buckett, II
Chairman & Interim CEO

INTERLINK ELECTRONICS, INC.

546 Flynn Road

Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 24, 2008

To the Stockholders of Interlink Electronics, Inc.:

You are invited to attend the Annual Meeting of Stockholders of Interlink Electronics, Inc., a Delaware corporation. The meeting will be held at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045 on June 24, 2008, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1.	To elect two directors, each to serve a term of three years or until a successor has been elected and qualified; and

2.	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 28, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

Your vote is very important. You may vote by written proxy or by attendance at the meeting. If you choose to vote in writing, please date and sign the enclosed proxy card and return it in the enclosed postage-paid, pre-addressed envelope as soon as possible. For stockholders whose shares are owned in “street name,” it may also be possible to vote your proxy by telephone or via the Internet. Instructions for voting by telephone and via the Internet, if available, will be provided directly to stockholders by the broker, bank or other holder of record. If you attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors

/s/ CHARLES C. BEST
Charles C. Best
Secretary

Camarillo, California

May 21, 2008

INTERLINK ELECTRONICS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of Interlink Electronics, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045 on June 24, 2008, at 2:00 p.m., Pacific Daylight Time (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2007 Annual Report will be mailed to stockholders on or about May 21, 2008, at our cost. The proxy statement and Annual Report are also available on our website (http://www.interlinkelectronics.com) and the website of the Securities and Exchange Commission (http://www.sec.gov). We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of our Common Stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services.

Householding of Proxy Materials. If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces our printing and postage costs. If you did not respond that you do not want to participate in householding, you were deemed to have consented to the process. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or contact us in writing at Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary; or by telephone at (805) 484-8855. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on April 28, 2008 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting. At the close of business on the Record Date, there were issued and outstanding 13,761,810 shares of Common Stock, the only outstanding authorized voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote on each matter properly presented at the Annual Meeting. The Common Stock does not have cumulative voting rights.

How You Can Vote. You may vote by proxy by completing a proxy card and mailing it in the postage-paid, pre-addressed envelope. If your shares are owned in street name, you may also be able to vote by telephone or via the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. To ensure that your vote is counted, we must receive your proxy before or at the Annual Meeting. All of your shares that have been properly voted will be voted at the Annual Meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise at the Annual Meeting. You may revoke your proxy in three ways:

•

By sending written notice of revocation bearing a later date than the date of the proxy to the Secretary of the Company at the address listed below, prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

•	By casting another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy.

•

By attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person. A stockholder who attends the Annual Meeting need not revoke the proxy and vote in person unless the stockholder wishes to do so.

Any written notice revoking a proxy should be sent to Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of six directors. The Board of Directors is divided into three classes, with each class serving a three-year term and the term of office of one class expiring each year. Messrs. George Gu and Lawrence S. Barker are the nominees for election at this meeting for a three-year term expiring in 2011. If either Mr. Gu or Mr. Barker becomes unavailable for election for any reason, we may name a suitable substitute as authorized by your proxy. Merritt M. Lutz resigned as a director of the Company on April 22, 2008 and E. Michael Thoben has advised the Board of Directors that he will not stand for re-election as a director upon the expiration of his term at the close of this year’s Annual Meeting. The Board of Directors has taken no action and has not otherwise considered whether it will fill either or both of these vacant positions. The Board of Directors has determined that except for John A. Buckett, II, Chairman and our interim Chief Executive Officer, all of the directors and nominees who would serve after June 24, 2008 meet the independence requirements of Nasdaq Marketplace Rule 4200.

The following table provides certain information concerning the Company’s current directors other than E. Michael Thoben. Except as otherwise noted, each has held his principal occupation for at least five years.

Name, Principal Occupation, Age and Other Directorships	Director Since	Term Expires
George Gu, 61	1991	2008

Chairman of GTM Corporation, a company engaged in semiconductor packaging and testing in Taiwan and China. Mr. Gu also serves as Chairman or as a member of the Board of Directors of GTM’s affiliated financial investment, trading, software, biotechnology and land development companies. Mr. Gu is a director of the Shanghai Commercial Savings Bank, Taiwan and Global Wool Alliance Pvt. Ltd. India. He holds a B.S. degree from North Carolina State University and an M.B.A. degree from Columbia University.

Lawrence S. Barker, 55	2006	2008

Mr. Barker is currently Chief Executive Officer of Aptela, Inc. and has held that position since December 2007. From August 2006 through October 2007, Mr. Barker was Chief Executive Officer of Argent Networks Ltd., and prior to his employment with Argent, he was Chairman and Chief Executive Officer of Visual Networks from May 2003 to April 2006. Mr. Barker ran major divisions at ADC Telecommunications from October 1997 through May 2003. Mr. Barker serves on the board of Telular Corporation (NASDAQ: WRLS). Mr. Barker holds a BS degree in business administration and speech communications from Augustana College and serves as a member on their Board of Trustees. Mr. Barker was appointed a director pursuant to an agreement between the Company and Steven R. Becker, BC Advisors, LLC, SRB Management, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P., Tom Thimot and Lawrence S. Barker.

John A. Buckett, II, 61	2000	2009

Mr. Buckett is the interim Chief Executive officer of the Company, a position he has held since January 4, 2008, and is also the Chairman of the Board. On March 14, 2008, Mr. Buckett retired as Vice President, Corporate Development at Scientific-Atlanta, a Cisco Company, a position he had served in since 1998. He was a member of the Corporate Management Committee of Scientific-Atlanta, Inc. From 1995 to 1998, Mr. Buckett served as President of the International Division and, before that, as Vice President, marketing strategies, for all operating units of Scientific-Atlanta, Inc. Mr. Buckett holds a B.S. degree in Electrical Engineering from the Georgia Institute of Technology.

Name, Principal Occupation, Age and Other Directorships	Director Since	Term Expires
Edward Hamburg, 57	2006	2010

Executive Vice President of Corporate Operations, Chief Financial Officer, and Corporate Secretary of SPSS Inc. (NASDAQ: SPSS) from 1993 to 2004. He continues to serve as an advisor to SPSS Inc. Mr. Hamburg serves as a director and audit committee chair of Interactive Intelligence Incorporated (NASDAQ: ININ), Perceptive Software, Inc., and ThruPoint; is a director of Core Security Technologies and HyPerformix, Inc.; and is a venture partner with Morgan Stanley Private Equity. Mr. Hamburg holds B.A. and M.A. degrees from the University of Maryland at College Park as well as a Ph.D. from the University of Chicago.

Tom Thimot, 41	2006	2010

Since December of 2007, Mr. Thimot has been the Chief Executive Officer of CaseCentral, Inc., a software service provider. From November 2006 to November 2007 Mr. Thimot was the Chief Operating Officer for Kazeon Systems, Inc., an information management company, and from July 2004 to February 2006 he was President and Chief Executive Officer at GoRemote Internet Communications, Inc., a NASDAQ public company. Prior to GoRemote, Mr. Thimot was Executive Vice President of worldwide sales at Netegrity Inc, a leader in enterprise security software from September 2002 to July 2004. Prior to Netegrity, Inc. Mr. Thimot was President & Chief Operating Officer of Enigma, Inc. a leader in aftermarket service and support technology from January 2001 to June 2002. He holds a bachelor’s degree in mechanical engineering from Marquette University.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that stockholders vote “FOR” the election of Messrs. Gu and Barker, the Company nominees named in this proxy statement. If a quorum of stockholders is present at the meeting, the two director nominees who receive the greatest number of votes cast at the Annual Meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not affect the results of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named.

OTHER BUSINESS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote in accordance with the recommendations of the Board of Directors. For this year’s Annual Meeting, if notice of a stockholder proposal to be raised at the Annual Meeting was not received at our principal executive offices within a reasonable amount of time in advance of May 21, 2008, proxy voting on that proposal, when and if raised at the Annual Meeting, will be subject to the discretionary voting authority of the designated proxy holders.

CORPORATE GOVERNANCE

Director Independence. Our Board of Directors (the “Board”) currently consists of six directors: Messrs. Hamburg, Thimot, Gu, Thoben, Barker and Buckett. The Board has determined that, with the exception of John A. Buckett, II, our Chairman and interim Chief Executive Officer, all of our directors meet the independence requirements of Nasdaq Marketplace Rule 4200 and thus, that a majority of the Board is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards and, with respect to Audit Committee members, the independence standards adopted by the Securities and Exchange Commission. The definition of “director independence” that we have adopted is contained in the Interlink Electronics, Inc. Corporate Governance Guidelines, which is available at our website (http://www.interlinkelectronics.com).

Code of Business Conduct and Ethics. The Interlink Electronics, Inc. Code of Business Conduct and Ethics (the “Code”) applies to our chief executive officer and chief financial officer, and to all of our directors, officers and employees. A copy of the Code is available at our website (http://www.interlinkelectronics.com) and will be provided in print without charge to any stockholder who submits a request in writing to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. The Code provides that any waiver of the Code may be made only by the Board of Directors. Any waiver or amendment to the Code will be posted on our website.

Board and Committee Meetings. The Board acted at a meeting and by unanimous written consent in lieu of meeting a total of 24 times during the last fiscal year. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served. The directors are encouraged to attend the Annual Meeting of Stockholders, and in 2007, all of the directors then serving were able to attend.

Board Committees. The Board has designated three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee Each committee operates under a written charter, current copies of which are available for review on our website (http://www.interlinkelectronics.com). The membership of each committee and its principal functions, as well as the number of times it met in 2007, are described below.

Audit Committee. The Audit Committee is currently composed of Messrs. Hamburg and Barker. The Board of Directors has determined that Mr. Hamburg is an audit committee financial expert, as defined by regulations promulgated by the Securities and Exchange Commission. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies. Pursuant to the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial statements; compliance with law and the maintenance of our ethical standards; and our maintenance of effective internal controls. For additional information about the Audit Committee, see “Audit Committee and Accounting Matters,” set forth below. The Audit Committee held four meetings in person and held six telephonic meetings in 2007.

Compensation Committee. The Compensation Committee, which is currently comprised of Messrs. Thimot and Barker, reviews the compensation levels of our executive officers and makes recommendations to the Board regarding changes in compensation. The Compensation Committee also administers our stock option plan and recommends grants under the plan to the Board. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” below. The Compensation Committee held two meetings in person and three telephonic meetings in 2007.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently comprised of Messrs. Barker, Gu and Thimot. The Corporate Governance and Nominating Committee develops and recommends corporate governance guidelines and makes recommendations to the Board concerning nominees to the Board. The Corporate Governance and Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from our management and stockholder recommendations. In assessing potential candidates, the Corporate Governance and Nominating Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Corporate Governance and Nominating Committee considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of our industry or other industries relevant to our business; specific skills such as financial expertise needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Corporate Governance and Nominating Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Corporate Governance and Nominating Committee met once, in person, in 2007.

Director Nomination Policy. Stockholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board by submitting a written recommendation to Interlink Electronics, 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. Communications should be sent by overnight or certified mail, return receipt requested.

Stockholder Communications with Board. Stockholders may communicate directly with the full Board, the Chairman of the Board, the non-management directors as a group, or with specified individual directors by sending their question or concern to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and then distribute communications to any or all directors as appropriate depending upon the individual communications. The directors have requested that communications that do not directly relate to their duties and responsibilities as directors be excluded from distribution, including “spam”; advertisements; mass mailings; form letter campaigns that involve unduly large number of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints.

Compensation Committee Interlocks and Insider Participation. During 2007, the Compensation Committee was composed of Messrs. Thimot, Barker and Lutz, each of whom was an independent director under the NASDAQ Market listing standards. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. None of our executive officers served as a director or compensation committee member of an entity that employs any of our directors.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of two members, each of whom is independent under applicable rules and regulations. The Directors currently comprising the Committee are Tom Thimot (Chairman) and Larry Barker. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and recommends the CEO’s compensation level based on this evaluation. Pursuant to its charter, the Committee also reviews and makes recommendations to the Board with respect to the compensation of all officers and other key executive officers. The Committee may not delegate its authority to a subcommittee. The Committee receives recommendations from the CEO as to compensation of other officers, and the CEO generally participates in Committee discussions regarding the compensation of other officers, but the CEO does not vote on compensation matters put before the Committee or the Board of Directors. The CEO does not participate in discussions or provide suggestions with respect to his own compensation.

The Committee also reviews and makes recommendations to the Board with respect to incentive-compensation plans, equity-based plans and employee benefit plans. The Committee has the authority to (a) establish, implement and administer all incentive compensation plans, equity-based plans and employee benefit plans for our directors, officers and employees, (b) determine the individuals eligible for participation consistent with the eligibility provisions of the respective programs and set performance criteria under each of those programs and (c) grant stock options under our stock option plan to eligible individuals in accordance with the plans approved by our stockholders. The CEO has the ability to grant stock options to non-executive employees.

The Committee has sole authority to retain and terminate any compensation consulting firm used to assist the Committee and is responsible for approving such firm’s fees and other retention terms. The Committee has not engaged any such compensation consultant to date. Rather, the Committee has conducted informal surveys of comparable public companies in the computer electronics and technology industries and relied on its collective business experience and judgment in order to evaluate the competitiveness of our executive compensation programs in terms of executive salary ranges, salary structure adjustments and long-term incentive grant levels.

Elements and Objectives of our Compensation Program

The compensation program for our executive officers is comprised of three primary elements: (1) base salary, (2) annual performance-based cash bonus and (3) long-term incentive compensation in the form of stock option grants. The Company does not have a policy with regard to the percentage of compensation composed of salary, bonus and stock options.

The key objectives of our executive compensation policies are to attract and retain key executive officers who are important to the long-term success of the Company, compensate our executives fairly in light of their performance, and to provide incentives for these executives to achieve high levels of job performance and to strive to enhance stockholder value. We seek to achieve these objectives by paying our executives a competitive level of base compensation, as compared with companies of similar size and in similar industries with which we compete for executive talent, and by providing our executives an opportunity for further reward for outstanding performance in both the short term and the long term. It is the current policy of the Committee to set base salaries conservatively within competitive salary ranges identified by the Committee and to emphasize opportunities for performance-based rewards through annual cash bonuses and stock option grants, based upon the achievement of defined targets and performance goals that improve stockholder value.

1. Base Salaries

Base salaries paid to our named executive officers are intended to attract and retain highly talented individuals. Accordingly, we aim to establish annual base salary levels that are competitive with base salaries established by public and private companies of similar size in the computer electronics and technology industries.

The Committee reviews the salaries of our named executive officers on an annual basis. In determining whether base salaries will be adjusted, the Committee considers (i) the Company’s operating and financial results for the previous fiscal year; (ii) the extent to which individual and corporate performance targets have been met in the previous fiscal year; (iii) a competitive range of base salaries, which are based on competitive market data obtained from a number of sources, including information from the filings of public companies and information available to Committee members through their professional affiliations; and (iv) current economic conditions generally. The Committee does not assign a specific weight to any of these factors in establishing individual base salaries.

The Committee met in September 2007 to review the salaries of our named executive officers to determine if increases were appropriate. The Committee determined, based on its evaluation of the factors set forth in the preceding paragraph, that increases to the base salaries of our named executive officers in effect on August 31, 2007 were, in most cases, appropriate. Because the annual base salary increase for our named executive officers took effect on September 1, 2007, the following table sets forth the percentage increase in aggregate annual base salary received by our named executive officers from 2006 to 2007:

E. Michael Thoben	7%
Charles C. Best	11%
Rodney G. Vesling	6%
Michael W. Ambrose	0%

The Committee determined that Mr. Ambrose did not achieve his individual performance objectives for the prior fiscal year, and as a result, that he should not receive an annual salary increase. Mr. Ambrose’s employment with the Company was terminated on November 30, 2007. Mr. Best’s relatively high salary increase is attributable to the Committee’s determination that compensating Mr. Best at his 2007 salary level was necessary to ensure that his compensation was comparable to the salaries of chief financial officers of companies with which we compete for executive talent.

2. Annual Performance-Based Bonuses

The purpose of the cash bonus component of our compensation program is to provide a direct financial incentive to executive officers to achieve predetermined Company and individual performance objectives in the short term. This component to our executive compensation program compliments our incentive stock option program, discussed in the next section, which is designed to encourage our executive officers to improve Company performance over the long term.

Bonuses for our executive officers are calculated by looking at whether (i) the Company has achieved predetermined performance objectives and (ii) executive officers have achieved performance objectives unique to each individual. Company and individual performance objectives are typically determined by the Committee at the beginning of the fiscal year during the budgeting process, and then approved by the Board in connection with its approval of the annual budget. Company performance objectives differ from year to year, but typically include meeting a defined revenue target and/or operating profit target. In determining the appropriate Company performance objectives for a given year, the Committee takes into account competitive conditions and general economic circumstances then prevailing in the industries in which the Company does business and upon specific conditions and circumstances then affecting the Company. Individual performance objectives are determined by looking at an executive officer’s prior performance, the role of that officer in helping the Company reach its performance objectives and current issues and challenges facing the Company. Examples of past individual performance objectives include: consistent monthly financial closing processes, hiring a key new position within a department or increasing inventory turns. Although personal performance objectives may be taken into account independently of Company performance objectives when determining if an individual is to receive a bonus, an executive officer’s eligibility for a bonus generally depends on the Company first achieving its predetermined performance objectives.

The target bonus amount for each named executive officer is a pre-determined percentage of that officer’s base salary that is payable upon meeting 100% of the Company’s performance objectives. In determining the percentage of salary that each named executive officer will earn upon the Company’s satisfaction of its performance objectives, the Committee considers (i) the seniority of position and length of service to the Company and (ii) the relative responsibility towards the satisfaction of Company performance objectives. If two or more Company performance objectives are established for a given year, there is a target bonus amount with respect to the achievement of each performance objective.

The Company must meet a pre-determined minimum percentage of the applicable annual performance objective in order for a named executive officer to be eligible for a bonus, and the actual bonus amount is ratably adjusted upwards based on the extent to which the Company achieves more than the threshold percentage. The actual threshold percentages vary from year to year based on the nature of the Company performance objectives that are established. Where there are multiple Company performance objectives, the threshold percentage for each performance objective must be met before our named executive officers are eligible to receive a bonus. To the extent that the Company exceeds its target performance objectives, the bonus amount continues to be ratably adjusted beyond the target bonus amount. Since target bonus amounts are tied directly to the achievement of Company performance objectives, the Committee has placed no cap on the amount of bonus a named executive officer may earn.

Once the Company’s achievement of its performance objectives has been measured and the corresponding bonus amount has been determined for each named executive officer, the Committee has discretion to decrease each executive officer’s bonus amount by up to 10% based on whether the executive officer has achieved individual performance objectives. The Committee also has discretion to award an additional bonus. The types of circumstances that might result in the Committee awarding additional discretionary bonuses include, but are not limited to, exemplary work performance during difficult times and the enhancement and growth of a business segment that the financial targets did not address, such as development of a new market segment or enhancement of customer relationships.

Awarded bonuses, if any, are typically paid in the first or second quarter of the following fiscal year, after the year end financial results have been audited and released to the public, and are paid to our named executive officers in one lump sum, regardless of amount.

For fiscal 2007, the two Company performance objectives established by the Committee were consolidated revenues of $39.7 million and a consolidated material margin of 54.0%. In recognition of the fact that our OEM Remotes and/or Branded Products business units might be sold, the 2007 bonus plan provided that these two performance objectives would be adjusted to account for the sale of one or both business segments in the quarter in which the sale occurred. Our OEM Remotes and Branded Products segments were sold on August 31, 2007; as a result, the performance objectives were adjusted as of the third quarter such that the consolidated revenue target was $29.4 million and the consolidated material margin target was 57.51%. Consolidated revenues and consolidated material margins were selected by the Committee because they were the key operating components to the Company’s 2007 budget. The target bonus amount corresponding to each Company performance objective was, for each of our named executive officers, set at the following percentage of that individual’s base salary:

Named Executive Officer	Target Bonus Amount (as Percentage of Salary): Consolidated Revenue Target	Target Bonus Amount (as Percentage of Salary): Consolidated Material Margin Target	Total Target Bonus Amount (as Percentage of Salary):
E. Michael Thoben	21.00%	14.00%	35.00%
Charles C. Best	15.00%	10.00%	25.00%
Rodney G. Vesling	24.00%	16.00%	40.00%
Michael W. Ambrose	15.00%	10.00%	25.00%

The relatively higher bonus percentages for Mr. Vesling are attributable to the determination of the Committee and Chief Executive Officer that the efforts of Mr. Vesling were disproportionately significant in the achievement of our 2007 performance objectives. In the case of Mr. Best, his 2007 bonus plan stated that if revenues and material margins in our eTransactions and Specialty Components business segments exceeded their targets by 10%, his overall bonus would be increased by 1.3%. This multiplier was included in Mr. Best’s 2007 bonus plan as an incentive to focus more of his efforts and time on operational activities, as opposed to non-operational duties, such as financial restatements, that have previously required a significant amount of Mr. Best’s efforts as our Chief Financial Officer.

The applicable bonus scale for 2007 provided that our named executive officers were first eligible for a bonus if the Company achieved 80% of its consolidated revenue target or if the Company achieved 95.65% of its consolidated material margin target. Each 2.0% increase thereafter in the achievement of the consolidated revenue performance objective, and 0.46% increase in the achievement of the consolidated material margin target, corresponded to a 0.25% increase in bonus amount with respect to each performance objective. For example, if the Company achieved 80% of its Consolidated Revenue target and 95.65% of its consolidated material margin target, Mr. Vesling would have earned a bonus equal to 21.50% and 13.5%, respectively, of his annual salary. If the Company achieved 82% of its consolidated revenue target and 96.09% of its consolidated material margin target, Mr. Vesling would receive 21.75% and 13.75%, respectively, of his annual salary as a bonus.

In 2007, the Company achieved approximately 96.28% of its consolidated revenue target and 100.92% of its consolidated material margin target. As a result, each named executive officer’s bonus was equal to the following percentages of his base salary:

Named Executive Officer	Actual Bonus Amount (as Percentage of Salary): Consolidated Revenue Target	Actual Bonus Amount (as Percentage of Salary): Consolidated Material Margin Target	Total Actual Bonus Amount (as Percentage of Salary):
E. Michael Thoben	20.50%	14.50%	35.00%
Charles C. Best	14.50%	10.50%	25.00%
Rodney G. Vesling	23.50%	16.50%	40.00%
Michael W. Ambrose	14.00%	10.75%	24.75%

In 2007, the Committee declined to exercise its discretion to decrease any named executive officer’s bonus and the Company did not award any additional discretionary bonuses. Mr. Ambrose’s employment with Interlink ended on November 30, 2007. The bonus amount he was entitled to receive with respect to 2007 was, therefore, pro rated for the portion of 2007 during which he was employed by us. Because revenues and material margins in our eTransactions and Specialty Components business segments did not exceed their targets by 10%, Mr. Best’s bonus was not increased by 1.3%.

3. Long-Term Stock-Based Incentive Awards

Options granted to employees, including named executive officers, under our 1996 Stock Incentive Plan are generally intended to qualify as incentive stock options. To the extent, however, that the aggregate fair market value of the stock with respect to which options are exercisable for the first time during any calendar year exceeds $100,000, the options will be treated as nonqualified stock options. We receive no tax deduction from the exercise of an incentive stock option unless the optionee disposes of the acquired shares before satisfying certain holding periods. The Committee believes the grant of incentive stock options, despite the fact that such incentive stock options are generally not deductible by Interlink, benefits us by encouraging the long-term ownership of our stock by officers and other employees.

Under our compensation policy, stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the stock option program are to align employee and stockholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under our 1996 Stock Incentive Plan, either the Board or the Committee may grant options to purchase shares of our Common Stock to our employees and those of our subsidiaries. Pursuant to a delegation of authority by the Board, our Chief Executive Officer also has authority to grant stock options to non-executive employees. The Board makes one or more annual grants of options to purchase our Common Stock at an exercise price equal to the fair market value of the shares on the date of grant (the last sale price as reported on the market system on which our Common Stock is actively traded on the date of the grant). Stock options generally have a ten-year term but terminate earlier if employment is terminated.

The Committee evaluates the following criteria in determining whether to grant options to our named executive officers and the size of the grant: the Committee’s subjective assessment of performance, the potential to have the greatest impact or operating leverage on our success, the number of options an individual has been granted in the past and the exercise price of such options. Stock options typically vest ratably on a monthly basis for the two or three years succeeding the grant date, depending on the terms of the specific option grant. Depending on current challenges facing the Company and the Committee’s determination of the most appropriate method of incentivizing our named executive officers and other employees, the vesting of stock options may also be based upon the satisfaction by the Company of one or more pre-determined performance objectives.

The Board, upon recommendation of the Committee, granted an aggregate of 213,125 time-vesting stock options and an aggregate of 216,000 performance-vesting stock options to our named executive officers in 2007. The time-vesting options granted to our named executive officers were granted pursuant to the annual grant of stock options to Company employees, an integral part of our compensation program that has traditionally taken the form of time-vesting options, and vest at a rate of 2.78% per month over a period of three years. In addition to the annual grant of time-vesting stock options, the Committee determined that the grant of performance-vesting stock options would provide a greater incentive to the Company’s named executive officers to improve Company performance, and in some instances, achieve strategic objectives. Each named executive officer received two types of performance option on May 16, 2007: a “base” performance option and a “stretch” performance option. In each case, 100% of the performance options vest upon the earlier to occur of (i) certain pre-determined performance objectives and (ii) 9 years. In the case of the base performance options, the pre-determined objectives for 2007 were for the Company to meet or exceed a combined revenue target of $20.2 million for its Specialty Components and eTransactions business segments and attain at least 63% material margins in those business units. To the extent one of the two targets was not met, the option agreements included a formula whereby an over-performing target could compensate for an under-performing target. The stretch performance options had terms identical to those of the base performance options, except that the combined revenue target for eTransactions and Specialty Components in the stretch performance options was $22.22 million. The stretch performance options for Mr. Thoben and Mr. Best also provided that notwithstanding the fact that the stretch performance objectives were not met, 50% of each individual’s stretch performance option would vest if the Company successfully divested its OEM Remotes and Branded Products business segments in 2007. The performance options provide that to the extent the performance objectives are not satisfied in the applicable period, the Board has discretion to determine additional performance objectives from time to time and amend the performance options accordingly.

Because we did not meet the revenue and material margins targets in 2007, none of the named executive officers’ base performance options vested, and neither of Mr. Vesling’s nor Mr. Ambrose’s stretch performance options vested. We did complete the sale of our OEM Remotes and Branded Products business segments on August 31, 2007, and as a result, 50% of each of Mr. Thoben’s and Mr. Best’s stretch performance options vested on that date. In the case of Mr. Thoben, however, the Board approved a payment to Mr. Thoben of $30,000 in lieu of the vesting of 30,000 options pursuant to the stretch performance option, in return for which Mr. Thoben agreed to forfeit the 30,000 options that otherwise would have vested.

Subsequent to 2007, the Committee determined that it was appropriate to amend the performance options granted to Mr. Best and Mr. Vesling in 2007, with respect to the portion of such options that have not already vested, if any, to include performance objectives applicable to the 2008 fiscal year. The 2008 performance objectives applicable to such performance options are related to the three consolidated financial targets—revenues, material margins and cash—that have been selected by the Committee as the Company performance objectives by which the 2008 cash bonuses will be determined (see “Annual Performance-Based Bonuses”). In the case of the “base” performance options, 100% of the options will vest if at least 100% of each Company performance objective is achieved. In the case of the “stretch” performance options, 100% of the options will vest if at least 120% of each Company performance objective is achieved. There is no strategic objective, the accomplishment of which will accelerate the vesting of stretch performance options, as was the case with 2007 performance objectives applicable to Mr. Thoben’s and Mr. Best’s stretch performance options. Mr. Thoben’s and Mr. Ambrose’s employment with us ended on January 4, 2008 and November 30, 2007, respectively. All unvested performance options held by Mr. Thoben and Mr. Ambrose expired effective as of the date their employment with us ended.

Benefits

Pension Benefits. We do not provide a pension plan for our officers or employees.

Change in Control Benefits. We have entered into change in control agreements with two of our named executive officers: Charles C. Best and Rodney G. Vesling. We have agreed, pursuant to the terms of the change in control agreements, to provide certain benefits if either executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case (i) after the occurrence of a potential change in control, (ii) concurrent with a change in control, or (iii) within 12 months after a change in control. In the event that an executive receives benefits under his change in control agreement, he is entitled to receive a severance payment, health insurance continuation, stock option acceleration and the payment of accrued, but unused, vacation time. The specific terms of our change in control agreements with each of Mr. Best and Mr. Vesling are discussed under “Potential Payments upon Termination Following Change of Control” below. The agreements were designed to provide Mr. Best and Mr. Vesling with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction. We believe, though we have not recently conducted any surveys to confirm, that the level of benefits in these agreements is consistent with the general practice at companies with which we compete for executive talent.

Additional Severance Benefits. We entered into a transition letter agreement and employment and severance agreement on September 28, 2007 with Mr. Thoben, which collectively set forth the parties’ understanding that Mr. Thoben would retire as President and Chief Executive Officer upon the earlier to occur of hiring his replacement and January 4, 2008. The agreements also set forth the severance benefits that Mr. Thoben was to receive upon his retirement or termination by the Company for cause or by Mr. Thoben for good reason. Upon his termination pursuant to those agreements, Mr. Thoben was entitled to receive severance payment, health insurance continuation, acceleration of stock option vesting, extension of the exercise period for all vested options and the payment of accrued, but unused, vacation time.

On October 5, 2007, we entered into a severance agreement and general release with Michael W. Ambrose. The Severance Agreement provides, among other things, that Mr. Ambrose’s employment with the Company terminated on November 30, 2007 and that he was to receive certain benefits on termination.

The specific terms of our severance agreements with each of Mr. Thoben and Mr. Ambrose are discussed under “Potential Payments upon Termination Following Change of Control” below.

401(k) Savings Plan. In 1995, the Company implemented a savings plan for all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 25% of their pretax salary, but not more than statutory limits. The Company matches 50% of the first $1,000 a participant contributes. All employees, including executive officers and named executive officers, are eligible to participate in the plan when their employment with the Company commences.

Stock Ownership Guidelines

We have not established guidelines regarding the ownership of stock by our executive officers, other than to restrict purchases and sales of Interlink stock during specified periods surrounding earnings releases and releases of other material investor information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of its five most highly compensated officers in any year. The levels of salary and bonus paid by us to our named executive officers generally do not exceed this limit. However, upon exercise of nonqualified stock options, the excess of current market price over the option price (the “option spread”) is treated as compensation. In addition, if the holder of an incentive stock option disposes of stock received upon exercise of the option before satisfying certain holding period requirements, the optionee will recognize ordinary compensation income for the year of disposition equal to the lesser of the option spread and the amount of gain realized by the optionee upon disposition. Under regulations promulgated by the Internal Revenue Service, the $1,000,000 cap on deductibility will not apply to option spread compensation from the exercise of either a nonqualified stock option or a disqualifying disposition of an incentive stock option if such exercise meets certain performance-based requirements. One of the performance-based requirements is that an option grant to any individual may not exceed a stockholder-approved maximum number of shares. Accordingly, the option spread compensation from an exercise (in the case of nonqualified stock options) of those options generally would be treated as compensation for tax purposes and taken into account in determining the $1,000,000 cap on deductibility. No employee may be granted options under our 1996 Stock Incentive Plan for more than 300,000 shares in any calendar year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been provided by the Compensation Committee of the Board of Directors of Interlink Electronics, Inc.:

Tom Thimot

Lawrence S. Barker

Merritt. M. Lutz

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation earned by our named executive officers in 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Options Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)			Total ($)
E. Michael Thoben Chairman, Chief Executive Officer and President	2007	$249,333	$30,000	(3)	$404,782	(4)	$113,750		$868,039	(5)	$1,665,904	(6)
	2006	$233,000	$—		$533,287		$59,850		$119,025		$945,162	(6)

Charles C. Best Chief Financial Officer and Secretary	2007	$198,542	$—		$157,498		$52,500	$	*		$408,540
	2006	$179,500	$—		$100,005		$35,815	$	*		$315,320

Rodney G. Vesling(7) Sr. Vice President, eTransactions	2007	$194,333	$—		$178,296		$80,000	$	*		$452,629

Michael W. Ambrose(8) Sr. Vice President, Technology and Product Development	2007	$160,226	$—		$182,125	(9)	$38,841		$73,365	(10)	$454,557
	2006	$163,690	$—		$260,744		$29,275		$213,492		$667,201

*	Aggregate value of all perquisites received in fiscal year is less than $10,000.
(1)	Represents the amount of compensation expense recognized under FAS 123(R) in 2007 and 2006, respectively, with respect to options granted in 2007, 2006 and prior years, disregarding estimated forfeitures related to service-based vesting conditions. Except as discussed below, the assumptions made in determining the grant date fair value of options under SFAS 123R are disclosed in Note 1 to the Consolidated Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2007. The performance options granted on May 16, 2007 are, for purposes of recognizing compensation expense, assumed to vest over a period of three years.
(2)	Represents the total cash bonus earned by each named executive officer under the Company’s non-equity incentive plan for performance in 2007 and 2006, respectively. Amounts in this column are paid in the succeeding fiscal year. See “Compensation Discussion and Analysis.”
(3)	Pursuant to an agreement between the Board of Directors and Mr. Thoben, Mr. Thoben received $30,000 in lieu of the accelerated vesting of 30,000 stock options, in exchange for which Mr. Thoben forfeited such stock options. See footnote (4) to this table and “Compensation Discussion and Analysis.”
(4)	As noted in footnote (3) to this table, Mr. Thoben received $30,000 in lieu of the vesting of 30,000 stock options. This amount reflects the compensation expense recognized by the Company under FAS 123(R) in 2007 with respect to Mr. Thoben, less $9,970, which is the compensation expense recognized by the Company under FAS123(R) in 2007 with respect to the 30,000 stock options that Mr. Thoben forfeited.
(5)	In 2007, the Company reimbursed Mr. Thoben $66,000 for use of his personal airplane to transport him on Company business. Mr. Thoben received $130,144 in September 2007 for 1,070 hours of previously accrued and earned vacation; $1,869 in cash related to an automobile allowance; $1,079 in benefits for group term life insurance premiums paid by the Company; $500 in employer matched contributions from the Company’s 401(k) plan; and $668,447 in severance compensation related to his retirement on January 4, 2008 (see “Potential Payments Upon Termination or Change in Control”).
(6)	Mr. Thoben did not receive any compensation for his services as a director of the Company in 2007 and 2006.
(7)	Mr. Vesling was appointed as Sr. Vice President, eTransactions on December 13, 2007.
(8)	Mr. Ambrose’s employment with the Company terminated on November 30, 2007.
(9)	Pursuant to the terms of stock option agreements with Mr. Ambrose, all stock options expire 30 days after his employment with the Company terminates. Accordingly, Mr. Ambrose forfeited 324,500 stock options on December 30, 2007 as a result of his termination on November 30, 2007.

(10)	In 2007, Mr. Ambrose received $5,604 in cash for previously accrued and earned vacation; $5,400 in cash related to an automobile allowance; $394 in benefits for group term life insurance premiums paid by the Company; $4,400 in insurance benefits; $500 in employer matched contributions from the Company’s 401(k) plan; and $57,067 in severance compensation related to his termination on November 30, 2007 (see “Potential Payments Upon Termination or Change in Control”).

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table summarizes information regarding stock options and cash incentive compensation granted to our named executive officers in 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Target (#)		All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards(4)
E. Michael Thoben		$97,500	$113,750
	04/12/2007					93,750	$2.60	$153,750
	05/16/2007			31,000	(5)		$2.25	$42,470
	05/16/2007			60,000	(6)		$2.25	$82,200
Charles C. Best		$42,000	$52,500
	04/12/2007					42,500	$2.60	$69,700
	05/16/2007			20,000	(5)		$2.25	$27,400
	05/16/2007			40,000	(6)		$2.25	$54,800
Rodney G. Vesling		$70,000	$80,000
	04/12/2007					46,875	$2.60	$76,875
	05/16/2007			15,000	(5)		$2.25	$20,550
	05/16/2007			30,000	(7)		$2.25	$41,100
Michael W. Ambrose		$34,240	$42,800
	04/12/2007					30,000	$2.60	$49,200
	05/16/2007			10,000	(5)		$2.25	$13,700
	05/16/2007			10,000	(7)		$2.25	$13,700

(1)	The Compensation Committee has not imposed a cap on the bonus amount our named executive officers may earn because the calculation of annual bonuses is tied directly to the achievement of Company performance objectives. See “Compensation Discussion and Analysis.” Accordingly, it is not possible to state the maximum performance bonus possible under our non-equity incentive plan for each named executive officer, and a “Maximum” column has not been included in this table.
(2)	The exercise price of all options granted on May 16, 2007 is equal to the closing market price of our Common Stock on the grant date. Because 100% of these options vest on the earlier to occur of (i) the satisfaction of pre-determined performance conditions and (ii) nine years, it is not possible to discuss these option grants in terms of a “threshold” or “maximum” number of options that will be granted or otherwise vest. Each option has a maximum term of 10 years, subject to earlier termination in the event the optionee’s employment is terminated.
(3)	The exercise price of all options granted on April 12, 2007 is equal to the closing market price of our Common Stock on the grant date. Options vest at a rate of 2.78% of the total option grant per month, so that all options are fully vested by the third anniversary of the grant date. Each option has a maximum term of 10 years, subject to earlier termination in the event the optionee’s employment is terminated.
(4)	Except as noted below, the assumptions made in determining the grant date fair value of options under SFAS 123R are disclosed in Note 1 to the Consolidated Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2007. The performance options granted on May 16, 2007 are, for purposes of recognizing compensation expense, assumed to vest over a period of three years.
(5)	For 2007, the pre-determined objectives were for the Company to meet or exceed a combined revenue target of $20.2 million for its Specialty Components and eTransactions business segments and attain at least 63% material margins in those business units. To the extent one of the two targets was not met, the option agreements included a formula whereby an over-performing target could have compensated for an under-performing target. The Company did not meet these targets in 2007 and vesting of the options was not accelerated. Subsequent to 2007, the Compensation Committee amended Mr. Best’s and Mr. Vesling’s options to include performance objectives applicable to the 2008 fiscal year. Mr. Thoben’s and Mr. Ambrose’s performance options expired upon the termination of their employment. See “Compensation Discussion and Analysis.”

(6)	For 2007, the pre-determined objectives were for the Company to meet or exceed a combined revenue target of $20.2 million for its Specialty Components and eTransactions business segments and attain at least 63% material margins in those business units. To the extent one of the two targets was not met, the option agreements included a formula whereby an over-performing target could have compensated for an under-performing target. The options further provided that in the event that the 2007 performance objectives were not satisfied, 50% of the option would vest if the Company’s OEM Remotes and Branded Products business segments were sold. While the 2007 performance objectives were not satisfied, the Company sold its OEM Remotes and Branded Products segments on August 31, 2007, and 50% of options were accelerated. In the case of Mr. Thoben, the Board approved a payment of $30,000 in lieu of accelerated vesting of 30,000 options, in return for which Mr. Thoben forfeited those options. Accordingly, the 30,000 forfeited options are not reflected in the “Outstanding Equity Awards at December 31, 2007” table. Subsequent to 2007, the Compensation Committee amended Mr. Best’s options to include performance objectives applicable to the 2008 fiscal year. Mr. Thoben’s performance options expired at his retirement on January 4, 2008. See “Compensation Discussion and Analysis.”
(7)	For 2007, the pre-determined objectives were for the Company to meet or exceed a combined revenue target of $20.2 million for its Specialty Components and eTransactions business segments and attain at least 63% material margins in those business units. To the extent one of the two targets was not met, the option agreements included a formula whereby an over-performing target could have compensated for an under-performing target. The Company did not meet these targets in 2007 and vesting of the options was not accelerated. Subsequent to 2007, the Compensation Committee amended Mr. Vesling’s options to include performance objectives applicable to the 2008 fiscal year. Mr. Ambrose’s performance options expired upon the termination of his employment. See “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table summarizes information regarding the number of shares underlying options held by our named executive officers at December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)		Option Exercise Price ($)	Option Expiration Date
E. Michael Thoben	90,000	—		—		$2.94	02/09/2008
	100,000	—		—		$6.45	11/23/2008
	100,000	—		—		$9.40	06/22/2014
	70,839	14,161	(2)	—		$5.70	06/07/2015
	39,135	61,490	(2)	—		$2.65	10/01/2006
	109,375	15,625	(2)	—		$3.15	03/01/2016
	20,835	72,915	(2)	—		$2.60	04/11/2017
	—	—		31,000	(3)	$2.25	05/16/2017
	—	—		30,000	(3)	$2.25	05/16/2017

Subtotal	530,184	164,191		61,000

Charles C. Best	50,004	9,996	(4)	—		$5.70	06/07/2015
	43,750	6,250	(5)	—		$3.15	03/01/2016
	9,445	33,055	(6)	—		$2.60	04/11/2017
	—	—		20,000		$2.25	05/16/2017
	20,000	—		20,000		$2.25	05/16/2017

Subtotal	123,199	49,301		40,000

Rodney G. Vesling	50,000	—		—		$2.94	02/09/2008
	50,000	—		—		$6.45	11/23/2008
	40,000	—		—		$9.40	06/22/2014
	41,670	8,330	(7)	—		$5.70	06/07/2015
	54,688	7,812	(8)	—		$3.15	03/01/2016
	65	101	(9)	—		$2.65	10/01/2016
	10,418	36,457	(10)	—		$2.60	04/11/2017
	—	—		15,000		$2.25	05/16/2017
	—	—		30,000		$2.25	05/16/2017

Subtotal	246,841	52,700		45,000

Michael W. Ambrose(11)	—	—		—		—	—

(1)	Represents performance options granted on May 16, 2007. Under the terms of these options, 100% of the remaining unvested stock options as of December 31, 2007 will vest upon the earlier to occur of (i) the satisfaction of pre-determined Company performance objectives determined by the Board from time to time and (ii) nine years. See “Compensation Discussion and Analysis” above for detailed information with respect to performance-based vesting.
(2)	Mr. Thoben retired as our President and Chief Executive Officer on January 4, 2008. Pursuant to the terms of a letter agreement and an employment and severance agreement, all of Mr. Thoben’s unvested options (other than performance options, which expired on the date of termination) vested on January 4, 2008 and will remain exerciseable through January 3, 2009. See “Potential Payments Upon Termination of Change in Control.”
(3)	These performance options expired upon Mr. Thoben’s retirement on January 4, 2008.
(4)	The 9,996 remaining unvested stock options as of December 31, 2007 vest at a rate of 2.78% of the total option grant per month, so that all options will have vested by the third anniversary of the grant date. As of December 31, 2007, there were 6 months remaining in the vesting period, with 1,666 options vesting at the first of each month through June 30, 2008.
(5)	The 6,250 remaining unvested stock options as of December 31, 2007 vest at a rate of 4.167% of the total option grant per month, so that all options will have vested by the second anniversary of the grant date. As of December 31, 2007, there were 3 months remaining in the vesting period, with 2,083 options vesting at the first of each month through March 31, 2008.

(6)	The 33,055 remaining unvested stock options as of December 31, 2007 vest at a rate of 2.78% of the total option grant per month, so that all options will have vested by the third anniversary of the grant date. As of December 31, 2007, there were 28 months remaining in the vesting period, with 1,181 options vesting at the first of each month through April 31, 2010. This represents 14,167 stock options vesting in 2008 and 2009 and 4,722 vesting in 2010.
(7)	The 8,330 remaining unvested stock options as of December 31, 2007 vest at a rate of 2.78% of the total option grant per month, so that all options will have vested by the third anniversary of the grant date. As of December 31, 2007, there were 6 months remaining in the vesting period, with 1,388 options vesting at the first of each month through June 30, 2008.
(8)	The 7,812 remaining unvested stock options as of December 31, 2007 vest at a rate of 4.167% of the total option grant per month, so that all options will have vested by the second anniversary of the grant date. As of December 31, 2007, there were 3 months remaining in the vesting period, with 2,604 options vesting at the first of each month through March 31, 2008.
(9)	The 101 remaining unvested stock options as of December 31, 2007 vest at a rate of 2.78% of the total option grant per month, so that all options will have vested by the third anniversary of the grant date. As of December 31, 2007, there were 22 months remaining in the vesting period, with 5 options vesting at the first of each month through October 31, 2009. This represents 55 stock options vesting in 2008 and 46 vesting in 2009.
(10)	The 36,457 remaining unvested stock options as of December 31, 2007 vest at a rate of 2.78% of the total option grant per month, so that all options will have vested by the third anniversary of the grant date. As of December 31, 2007, there were 28 months remaining in the vesting period, with 1,302 options vesting at the first of each month through April 31, 2010. This represents 15,625 stock options vesting in 2008 and 2009, and 5,207 stock options vesting in 2010.
(11)	Pursuant to the terms of stock option agreements with Mr. Ambrose, all stock options expire 30 days after his employment with the Company terminates. Accordingly, Mr. Ambrose forfeited 324,650 stock options on December 30, 2007 as a result of his termination on November 30, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

The table below summarizes information regarding the exercise of stock options by our named executive officers in 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
E. Michael Thoben	—	—
Charles C. Best	—	—
Rodney G. Vesling	—	—
Michael W. Ambrose	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment and Severance Agreement; Transition Letter

On September 28, 2007, we agreed with E. Michael Thoben that he would continue to serve as our President and Chief Executive Officer until the earlier to occur of (i) the appointment of a new President and Chief Executive Officer and (ii) January 4, 2008 (the “Transition Period”). Pursuant to the terms of a letter agreement and Employment and Severance Agreement (collectively, the “Thoben Severance Agreement”), we were required to provide Mr. Thoben with certain benefits, set forth in the table below, if his employment was terminated (a) by us other than for Cause, (b) upon the expiration of the Transition Period or (c) by Mr. Thoben for Good Reason.

For purposes of the Thoben Severance Agreement, “Cause” is generally defined to mean (i) the willful and continued failure by Mr. Thoben to perform his reasonably assigned duties after a written demand for performance and which is not (or cannot be) cured within 90 days; (ii) a guilty conviction or entry of a nolo contendere plea to a felony that is materially injurious to Interlink; or (iii) the commission of an act (or failure to act) by Mr. Thoben that constitutes gross negligence or gross misconduct and that is not (or cannot be) cured within 60 days after written notice.

For purposes of the Thoben Severance Agreement, “Good Reason” is generally defined to mean (i) a diminution of Mr. Thoben’s status, title, position(s), or responsibilities, or the assignment to Mr. Thoben of any duties or responsibilities which are inconsistent with such status, title, position(s), or responsibilities; (ii) a reduction by us in Mr. Thoben’s rate of base salary, bonus or incentive opportunity or a substantial reduction in benefits of more than 10%; (iii) our requiring Mr. Thoben to be based more than 50 miles from our principal office; or (iv) our failure to obtain a consent to be bound by the Severance Agreement from any entity or individual acquiring control of Interlink and that is reasonably requested by Mr. Thoben.

Severance Agreement and General Release

On October 5, 2007, Interlink and Michael W. Ambrose entered into a Severance Agreement and General Release (the “Ambrose Severance Agreement”). The Ambrose Severance Agreement provides, among other things, that Mr. Ambrose’s employment with the Company terminated on November 30, 2007 and that he was to receive certain benefits, set forth in the table below, on termination.

Change in Control Agreements

Pursuant to Change in Control Agreements (the “Change in Control Agreements”) entered into between Interlink and each of Charles C. Best and Rodney G. Vesling, we have agreed to provide certain benefits, set forth in the table below, if the executive’s employment is terminated by us without Cause or by the executive for Good Reason, in either case (a) after the occurrence of a Potential Change in Control, (b) concurrent with a Change in Control, or (c) within 12 months after a Change in Control.

For purposes of the Change in Control Agreements:

(a) “Cause” is generally defined to mean (i) the willful and continued failure by the executive to perform his reasonably assigned duties after a written demand for performance and which is not (or cannot be) cured within 30 days; (ii) a guilty conviction or entry of a nolo contendere plea to a felony, which is materially injurious to Interlink; or (iii) the commission of an act by the executive, or the failure by the executive to act, which constitutes gross negligence or gross misconduct.

(b) “Change in Control” is generally defined to include (i) the consummation of any consolidation, merger, plan of share exchange, or other reorganization involving more than 50% of our outstanding Common Stock; (ii) any sale, lease, exchange or other transfer of all, or substantially all, the assets of the Company; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (iv) the nomination (and subsequent election) of a majority of our directors by less than 2/3 of the incumbent directors in a 48 month period; or (v) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 the Securities Exchange Act of 1934, as amended) of 50% or more of our outstanding Common Stock.

(c) “Good Reason” is generally defined to mean (i) a diminution of the executive’s status, title, position(s), or responsibilities, or the assignment to the executive of any duties or responsibilities which are inconsistent with such status, title, position(s), or responsibilities (ii) a reduction in the executive’s rate of base salary, bonus or incentive opportunity or a substantial reduction in benefits; (iii) our requiring the executive to be based more than 100 miles from our principal office; and (iv) our failure to obtain a consent to be bound by the Change in Control Agreement from any entity or individual acquiring control of Interlink and that is reasonably requested by the executive.

(d) “Potential Change in Control” is generally defined to include (i) our entry into an agreement that would result in the occurrence of a Change in Control; (ii) the public announcement by any Person (including Interlink) of an intention to take or to consider taking actions, which if consummated, would constitute a Change in Control; or (iii) the adoption by the Board of a resolution that, for purposes of the Change in Control Agreements, a Potential Change in Control has occurred.

Estimated Benefits as of December 31, 2007

Except in the case of Mr. Ambrose, the following table shows the estimated benefits that would have been payable to our named executive officers if their respective severance benefits had been triggered on December 31, 2007. Because Mr. Ambrose’s employment with us ended on November 30, 2007, the figures with respect to Mr. Ambrose represent the actual value of benefits paid pursuant to the Ambrose Severance Agreement.

Name	Cash Severance Benefit		Insurance Continuation Benefits		Stock Option Acceleration(10)		Earned Vacation Time(14)	Total(15)
E. Michael Thoben(1)	$601,250	(2)	$39,600	(6)	$0	(11)	$48,084	$688,934
Charles C. Best	$262,500	(3)	$21,482	(7)	$0	(12)	$19,687	$303,669
Rodney G. Vesling	$280,000	(4)	$21,482	(8)	$0	(13)	$22,358	$323,840
Michael W. Ambrose	$57,067	(5)	$4,400	(9)	$0		$5,604	$67,071

(1)	Although Mr. Thoben’s employment with Interlink ended on January 4, 2008, his severance payments were accrued in 2007 in accordance with Generally Accepted Accounting Principles. In addition to appearing in this Estimated Benefits as of December 31, 2007 table, these severance payments have likewise been included in the “All Other Compensation” column of the Summary Compensation Table with respect to Mr. Thoben. See footnote (5) to the Summary Compensation Table.
(2)	Under the terms of the Thoben Severance Agreement, if Mr. Thoben’s employment is terminated in a manner that triggers the benefit provisions of that agreement, Mr. Thoben is entitled to a cash severance benefit equal to the sum of (i) one and a half times his annual salary (without regard to performance measures) and (ii) an amount equal to all cash compensation paid or payable to Mr. Thoben based on performance measures with respect to the last complete calendar year. These amounts are payable in a lump sum 40 days from the date of termination.
(3)	If Mr. Best’s employment is terminated in a manner that triggers the benefit provisions of his Change in Control Agreement, he is entitled to a cash severance benefit equal to the sum of (i) one times his annual salary (without regard to performance measures) and (ii) the average of all cash compensation paid or payable to the executive based on performance measures with respect to the last three complete calendar years. One half of the cash severance benefit is payable in 6 equal monthly installments during the 6 month period following the date his employment is terminated, and the balance is paid in a lump sum on the date that is six months after such termination.
(4)	If Mr. Vesling’s employment is terminated in a manner that triggers the benefit provisions of his Change in Control Agreement, he is entitled to a cash severance benefit equal to the sum of (i) half his annual salary (without regard to performance measures) and (ii) half of the average of all cash compensation paid or payable to the executive based on performance measures with respect to the last three complete calendar years. One half of the cash severance benefit is payable in 6 equal monthly installments during the 6 month period following the date his employment is terminated, and the balance is paid in a lump sum on the date that is six months after such termination.
(5)	Paid in one lump sum on the date of termination.
(6)	If the severance benefit provisions are triggered, the Thoben Severance Agreement requires us to provide Mr. Thoben and his dependents with life, accident, medical and dental insurance benefits substantially similar to those he was receiving immediately prior to termination for 36 months following termination, but not to the extent similar benefits are provided by a subsequent employer.

(7)	If the severance benefit provisions are triggered, Mr. Best’s Change in Control Agreement requires us to provide Mr. Best and his dependents with life, accident, medical and dental insurance benefits substantially similar to those he was receiving immediately prior to termination for 12 months following termination, but not to the extent similar benefits are provided by a subsequent employer.
(8)	If the severance benefit provisions are triggered, Mr. Vesling’s Change in Control Agreement requires us to provide Mr. Vesling and his dependents with life, accident, medical and dental insurance benefits substantially similar to those he was receiving immediately prior to termination for 6 months following termination, but not to the extent similar benefits are provided by a subsequent employer.
(9)	The Ambrose Severance Agreement provides for the continuation of health insurance benefits for Mr. Ambrose paid by us for 6 months following his termination.
(10)	The closing price of our Common Stock on the OTC market trading system on November 30, 2007 and December 31, 2007 was $1.50 and $1.70, respectively. The exercise price of all vested stock options is higher than the price of our Common Stock as of the relevant date (i.e. November 30 or December 31, 2007), with the result that all vested stock options have no value to the named executive officers upon termination. See footnotes 11, 12 and 13 to this table.
(11)	If the severance benefit provisions are triggered, the Thoben Severance Agreement provides that all of Mr. Thoben’s outstanding unvested options (excluding performance-vesting options) to purchase Company Common Stock will immediately become exercisable and that the Company will take any action necessary to cause all such options to remain exercisable for a period of one year from his termination date.
(12)	If the severance benefit provisions are triggered, Mr. Best’s Change in Control Agreement provides that all of his outstanding unvested options (excluding performance-vesting options) to purchase Company Common Stock will immediately become exercisable.
(13)	If the severance benefit provisions are triggered, Mr. Vesling’s Change in Control Agreement provides that half of his outstanding unvested options (excluding performance-vesting options) to purchase Company Common Stock will immediately become exercisable.
(14)	If the severance benefit provisions are triggered, we must pay the executive for any vacation time earned but not taken as of the date of termination, calculated at an hourly rate equal to the executive’s annual base salary as in effect immediately prior to termination divided by 2080. In the case of Mr. Thoben, this amount is payable in a lump sum on the date of termination, and in the case of Mr. Best and Mr. Vesling, this amount is payable within 30 days after the date of termination.
(15)	The Thoben Severance Agreement and Change in Control Agreements provide that if the total of severance benefits to an executive under the agreement would cause that payment to be a “parachute payment” under the federal tax laws, the total payment is to be reduced by the amount necessary to prevent the total severance payment from being considered a parachute payment. The total amount was not affected by this limitation. There was no similar limitation in the Ambrose Severance Agreement.

DIRECTOR COMPENSATION IN 2007

The table below summarizes compensation paid to our non-management directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		Total ($)
John A. Buckett, II	$20,500	$1,446	(2)	$21,946
Edward Hamburg	$27,500	$1,446	(3)	$28,946
Merritt M. Lutz	$17,000	$1,446	(4)	$18,446
George Gu	$13,500	$1,446	(5)	$14,946
Eugene F. Hovanec(2)	$9,750	$—	(6)	$9,750
Lawrence S. Barker	$16,000	$1,446	(7)	$17,446
Thomas Thimot	$13,500	$1,446	(8)	$14,946

(1)	Under the Company’s 1996 Stock Incentive Plan, each non-employee director receives an initial stock option grant on the date he becomes a director, and each director receives an annual grant each year thereafter on the date of the Company’s annual meeting of stockholders, provided that he continues to serve is such capacity as of such date. Except for 22,500 stock options forfeited by Eugene Hovanec at the end of his term as director, there were no forfeitures of stock options from any of the non-employee directors in 2007. The assumptions made in determining the grant date fair value of options under SFAS 123R are disclosed in Note 1 to the Consolidated Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2007.
(2)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Buckett and outstanding at December 31, 2007 was 30,000.
(3)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Hamburg and outstanding at December 31, 2007 was 45,000.
(4)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Lutz and outstanding at December 31, 2007 was 30,000.
(5)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Gu and outstanding at December 31, 2007 was 30,000.
(6)	Mr. Hovanec’s term as director expired at the close of the Company’s 2007 Annual Meeting of the Stockholders held on September 19, 2007. As a result, he did not receive the annual option grant discussed in footnote (1) to this table for fiscal year 2007 and he forfeited all of his outstanding options.
(7)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Barker and outstanding at December 31, 2007 was 15,000.
(8)	Represents a grant of 7,500 stock options on September 19, 2007, the date of the Annual Meeting of the Stockholders, pursuant to the grant of options discussed in footnote (1) to this table. The grant date fair value of this equity award, computed in accordance with FAS 123R, was $ 9,225. The aggregate number of option awards held by Mr. Thimot and outstanding at December 31, 2007 was 15,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 28, 2008, except as otherwise indicated, with respect to the beneficial ownership of the Common Stock by (i) each person, or group of affiliated persons, who is known by us to be the beneficial owner of more than five percent of our Common Stock; (ii) each of the directors; (iii) each of the named executive officers; and (iv) all of our named executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of April 28, 2008 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for purposes of computing the percentage of any other person. Except as otherwise noted, the address for each person or entity named below is: c/o Interlink Electronics, 546 Flynn Road, Camarillo, California 93012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent Of Class
John A. Buckett, II	137,085	(2)	1.0%
Charles C. Best	149,304	(3)	1.1%
Rodney G. Vesling	223,506	(4)	1.6%
Farhad Rostamian	2,777	(5)	*
George Gu	299,898	(6)	2.2%
E. Michael Thoben	646,634	(7)	4.5%
Edward Hamburg	22,500	(8)	*
Tom Thimot	2,500	(9)	*
Lawrence S. Barker	2,500	(9)	*
All executive officers and directors as a group (9 people)	1,486,704	(10)	10.1%
Austin W. Marxe David M. Greenhouse 527 Madison Avenue, Suite 2600 New York, NY 10022	6,316,197	(11)	41.2%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,064,875	(12)	7.7%
JMP Asset management LLC 600 Montgomery Street, Suite 1100 San Francisco, CA 94111	1,086,724	(13)	7.8%
Potomac Capital Management LLC
Paul J. Solit 825 Third Avenue, 33rd Floor New York, NY 10022	2,320,689	(14)	16.7%
Steven R. Becker 330 Crescent Court, Suite 1111 Dallas, TX 75201	2,326,975	(15)	14.4%

*	Less than 1%
(1)	Except as modified by applicable community property laws or as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder’s name.

(2)	Consists of 98,751 shares of Common Stock, 20,834 restricted shares of Common Stock that will, subject to Mr. Buckett’s continued employment with the Company, vest within 60 days of April 27, 2008, and options to purchase 17,500 shares of Common Stock.
(3)	Consists of options to purchase 149,304 shares of Common Stock.
(4)	Consists of options to purchase 223,506 shares of Common Stock.
(5)	Consists of options to purchase 2,777 shares of Common Stock.
(6)	Includes 282,398 shares of Common Stock held by Force Sensor Investment Corporation, which is owned by Mr. Gu’s family, and options granted to Mr. Gu to purchase 17,500 shares of Common Stock.
(7)	Consists of 42,259 shares of Common Stock and options to purchase 604,375 shares of Common Stock. Mr. Thoben retired from the offices of President and Chief Executive Officer of Interlink effective January 4, 2008, but remains one of our Directors.
(8)	Consists of options to purchase 22,500 shares of Common Stock.
(9)	Consists of options to purchase 2,500 shares of Common Stock.
(10)	Consists of 453,826 shares of Common Stock and options to purchase 1,059,962 shares of Common Stock.
(11)	Includes (i) 451,587 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 225,794 shares of Common Stock held by Special Situations Fund III QP, L.P., (ii) 61,904 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 30,952 shares of Common Stock held by Special Situations Fund III, L.P., (iii) 235,714 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 117,857 shares of Common Stock held by Special Situations Fund Technology Fund, L.P. and (iv) 1,611,904 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 805,952 shares of Common Stock held by Special Situations Technology Fund II, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Our, Inc. (“AWM”) is the general partner of MGP, and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(12)	Based solely on the Schedule 13G/A dated January 30, 2008.
(13)	Includes (i) 190,476 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 95,238 shares of Common Stock held by Harvest Small Capital Partners, L.P., and (ii) 38,095 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 19,047 shares of Common Stock held by Harvest Technology Partners, L.P. JMP Asset Management is the general partner of Harvest Small Capital Partners, L.P. and Harvest Technology Partners, L.P. Joseph Jolson is the Chief Executive Officer of JMP Asset Management. Through his control of JMP Asset Management, Messr. Jolson exercises sole voting and investment control over each of the funds listed above.
(14)	Includes (i) 271,400 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 135,700 shares of Common Stock held by Potomac Capital Partners, LP, (ii) 193,080 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 96,540 shares of Common Stock held by Potomac Capital International Ltd., and (iii) 194,250 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 97,125 shares of Common Stock held by Pleiades Investment Partners-R, LP. Paul J. Solit, exercises sole voting and investment control over Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP.
(15)

Includes (i) 71,746 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 35,873 shares of Common Stock held by SRB Greenway Capital, L.P., (ii) 622,142 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 311,071 shares of Common Stock held by SRB Greenway Capital (Q.P.), L.P., and (iii) 25,952 shares of Common Stock issuable upon the conversion of a convertible note and warrant exercisable within 60 days of April 27, 2008 to acquire 12,976 shares of Common Stock held by SRB Greenway Offshore Operating Fund, L.P. BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”). SRB Management is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mssr. Becker possesses sole voting and investment control over the portfolio securities of each of the funds listed above.

EQUITY COMPENSATION PLANS

The following table provides information about equity securities authorized for issuance as of December 31, 2007 under equity compensation plans that were approved by stockholders and equity compensation plans that were not approved by stockholders (in thousands except exercise price):

Plan category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,277,000	4.40	1,072,000
Equity compensation plans not approved by stockholders	—	—	—
Total	3,277,000	$4.40	1,072,000

(1)	Includes securities issued under our 1996 Stock Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and beneficial owners of more than 10% of our Common Stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required during 2007, all of our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that Mr. Vesling failed to timely file a Form 3 within 10 days of his promotion to the office of Sr. Vice President, eTransactions.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On July 19, 2007, we issued an aggregate of $5,000,000 in secured convertible promissory notes and warrants to purchase an aggregate 1,984,126 shares of Common Stock to existing institutional stockholders in a private placement, and received aggregate gross cash proceeds of $5,000,000. Each of the following institutional investors in the private placement is a “related person,” as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission, by virtue of its beneficial ownership (individually or as a result of being part of a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of 5% or more of our Common Stock: Special Situations Fund III Q.P., L.P., Special Situations Fund III, L.P., Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P., SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P., SRB Greenway Offshore Operating Fund, L.P., Harvest Small Capital Partners, L.P., Harvest Technology Partners, L.P., Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP. Additional information concerning the private placement may be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007.

At a meeting of the Board of Directors held on March 11, 2008, the Board approved the payment to Mr. Buckett of $10,000 per month, retroactive to January 4, 2008, and the grant of 50,000 restricted shares of the Company’s Common Stock as compensation for his service as our interim Chief Executive Officer.

With the exception of the private placement and compensation to Mr. Buckett discussed in the preceding two paragraphs, there have been no transactions since January 1, 2007, nor are there any currently proposed transactions, in which we were or are to be a participant and the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

THE COMPANY’S PROCESS FOR REVIEW, APPROVAL OR RATIFICATION

OF TRANSACTIONS WITH RELATED PERSONS

The Audit Committee reviews all transactions with related persons, or transaction in which a related person has a direct or indirect interest and, after reviewing the related person’s interest in the transaction and the material facts, determines whether to ratify or approve the transaction, which transaction may only be ratified or approved if the Audit Committee determines the transaction is fair to the Company or otherwise in the interest of the Company.

AUDIT COMMITTEE AND ACCOUNTING MATTERS

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Our Board of Directors, with the approval of the Audit Committee, dismissed BDO Seidman, LLP as our independent registered public accountants effective August 15, 2007. Except for a paragraph expressing uncertainty as to our ability to continue as a going concern, the report of BDO Seidman, LLP on our financial statements for the year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. During our two most recent fiscal years prior to, and during the subsequent interim period through, the date of dismissal, there were no disagreements between us and BDO Seidman, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Board of Directors, with the approval of the Audit Committee, engaged the firm of Singer Lewak Greenbaum and Goldstein, LLP to be our independent registered public accountants on August 16, 2007. We did not consult Singer Lewak Greenbaum and Goldstein, LLP at any time prior to August 16, 2007 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or concerning any disagreement or reportable event with BDO Seidman, LLP.

Independent Registered Public Accounting Firm

Singer Lewak Greenbaum and Goldstein, LLP audited the Company’s financial statements for the fiscal year ended December 31, 2007 and has been appointed to act as independent registered public accounting firm for the current year. Representatives of Singer Lewak Greenbaum and Goldstein, LLP have been invited to attend the Annual Meeting and will be given the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Report of the Audit Committee

The Audit Committee’s role is to provide governance, guidance and oversight regarding financial information that we provide to the public or governmental bodies, our systems of internal controls, and auditing, accounting and financial reporting processes in general. The Audit Committee regularly meets with management and our independent registered public accounting firm, Singer Lewak Greenbaum and Goldstein, LLP, to discuss, among other things, the preparation of financial statements, including key accounting and reporting issues. In accordance with the Audit Committee Charter, the Audit Committee also oversees the relationship between us and our independent registered public accounting firm, including recommending the appointment of our independent registered public accounting firm, reviewing the scope of their services and related fees, and assessing their independence.

The Audit Committee reviewed the audited financial statements for the year ended December 31, 2007 with management and Singer Lewak Greenbaum and Goldstein, LLP. The Audit Committee also discussed with Singer Lewak Greenbaum and Goldstein, LLP matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (“SAS 61”). SAS 61 requires our independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of our consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards; (ii) significant accounting policies; (iii) management judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit.

The Audit Committee also discussed with Singer Lewak Greenbaum and Goldstein, LLP its independence, and Singer Lewak Greenbaum and Goldstein, LLP provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) to the effect that, in its professional judgment, Singer Lewak Greenbaum and Goldstein, LLP is independent of the Company within the meaning of the federal securities laws. When considering the independence of Singer Lewak Greenbaum and Goldstein, LLP, the Audit Committee discussed whether Singer Lewak Greenbaum and Goldstein, LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the our consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Singer Lewak Greenbaum and Goldstein, LLP for audit and non-audit services.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

This report has been provided by the Audit Committee of the Board of Directors of Interlink Electronics, Inc.:

Edward Hamburg

Lawrence S. Barker

Principal Accounting Fees and Services

We incurred the following fees for services performed by our principal accounting firm for the years ended December 31, 2007 and 2006.

Type of Fees	2007		2006
Audit Fees	$335,888	(1)	$573,449	(2)
Audit-Related Fees(3)	35,515		76,851
Tax Fees	—		—
All Other Fees	—		—

Total	$371,403		$650,300

(1)

Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, including (i) $213,387 for the 2007 annual audit and third quarter of 2007 review of our financial statements for the fiscal year ended December 31, 2007 performed by Singer Lewak Greenbaum and Goldstein, and (ii) $122,501 for the first and second quarter of 2007 reviews of our financial statements performed by BDO Seidman, LLP.

(2)

Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, including (i) $385,331 for the audit of our annual financial statements for the fiscal year ended December 31, 2006 by BDO Seidman, LLP, and (ii) $188,118 for the reviews of the financial statements included in our first, second and third quarters for 2006 by BDO Seidman, LLP.

(3)

Represents fees for professional services in connection with matters related to our employee benefit plan, accounting consultations on matters related to internal controls, acquisitions, stock options, FAS123(R) valuation, regulatory matters and attestation services not required by statute or regulation.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit, audit-related and permitted non-audit services provided to us by Singer Lewak Greenbaum Goldstein, LLP and BDO Seidman, LLP and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence. The Audit Committee Charter has established policies and procedures under which all audit and non-audit services performed by the Company’s principal independent accountants must be approved in advance by the Audit Committee. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with Securities and Exchange Commission rules and regulations. Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

ADDITIONAL INFORMATION

Annual Reports. We have included with these proxy materials a copy of the Company’s Annual Report on Form 10-K for the fiscal year 2007. Additional copies of our Annual Report on Form 10-K are also available on our website (http://www.interlinkelectronics.com) and the website of the Securities and Exchange Commission (http://www.sec.gov).

Method and Cost of Solicitation. In connection with our solicitation of proxies, we will pay the cost of preparing and mailing the proxies, the proxy statements and any other materials furnished to our stockholders. In addition to soliciting by mail, our directors, officers and employees, without additional compensation, may personally request, in person or by telephone, the return of proxies. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners of stock to execute proxies. On request, we will reimburse those expenses.

Stockholder Proposals. Any stockholder proposals to be considered for inclusion in next year’s proxy materials must be received by January 23, 2009 at our principal executive offices. Stockholder proposals should be sent to: Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, Attention: Corporate Secretary. In the event a stockholder does not notify us by at least April 27, 2009 of an intent to present such a proposal at the 2008 Annual Meeting of Stockholders, our management proxies will have the right to exercise their discretionary authority in connection with the matter submitted by the stockholder, without discussion of the matter in the proxy statement.

Whether you plan to attend the meeting or not, please sign the enclosed proxy form and return it to us in the enclosed stamped, return envelope.

By Order of the Board of Directors

/s/ CHARLES C. BEST
Charles C. Best
Secretary

PROXY

INTERLINK ELECTRONICS, INC.

ANNUAL MEETING, JUNE 24, 2008

PROXY SOLICITED BY BOARD OF DIRECTORS OF INTERLINK ELECTRONICS, INC.

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints John A. Buckett, II and Charles C. Best, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Interlink Electronics, Inc. (the “Company”) on June 24, 2008 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

1.	Election of Directors:	☐	FOR all nominees except as marked to the contrary below.	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.

	Instructions:	To withhold authority to vote for any individual, strike a line through the nominee’s name below.

George Gu

Lawrence S. Barker

2.	Transaction of any business that properly comes before the meeting or any adjournments thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

(Continued and to be signed on the other side)

The shares represented by this proxy will be voted as specified on the reverse hereof, but if no specification is made, this proxy will be voted for the election of the directors. The proxies may vote in their discretion as to other matters that may come before this meeting.

P R O X Y	Shares Owned:
Date: , 2008
Name:
Signature(s):
Signature or signatures

Please date and sign as your name is printed on this proxy, including designation as executor, trustee, etc., if applicable. A corporation or other entity must sign its name by the president or other authorized officer or manager.

The Annual Meeting of Stockholders of Interlink Electronics, Inc. will be held on June 24, 2008 at 2:00 p.m., Pacific Daylight Time, at the Sheraton Gateway Hotel, 6101 West Century Boulevard, Los Angeles, California 90045.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself—the beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.